Exhibit 23.1


                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No 333-00000) pertaining to the 1995 Long-Term Incentive and Stock Option Plan and certain employment and option agreements of Image Sensing Systems, Inc., of our report dated February 12, 1999 with respect to the financial statements of Image Sensing Systems, Inc. for the year ended December 31, 1998, incorporated by reference in its Annual Report (Form 10-KSB) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Minneapolis, Minnesota


August 30, 1999